                                                                  EXHIBIT 12 (b)

                     GENERAL ELECTRIC CAPITAL SERVICES, INC.
                           AND CONSOLIDATED AFFILIATES

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                         YEARS ENDED DECEMBER 31
                                                       --------------------------------------------------------
(Dollar amounts in millions)                              1996        1995        1994        1993        1992
                                                       --------    --------    --------    --------    --------
Earnings from continuing operations ................   $  2,817    $  2,415    $  2,085    $  1,567    $  1,331
Provision for income taxes .........................      1,231       1,105         864         642         404
Minority interest ..................................        167         140         139         134          40
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority interest .      4,215       3,660       3,088       2,343       1,775
                                                       --------    --------    --------    --------    --------
Fixed charges:
Interest ...........................................      7,402       6,731       4,598       3,585       3,780
One-third of rentals ...............................        182         175         156         138          92
                                                       --------    --------    --------    --------    --------
Total fixed charges ................................      7,584       6,906       4,754       3,723       3,872
                                                       --------    --------    --------    --------    --------
Less interest capitalized, net of amortization .....         41          21           9           4           6
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
  interest, plus fixed charges .....................   $ 11,758    $ 10,545    $  7,833    $  6,062    $  5,641
                                                       ========    ========    ========    ========    ========
Preferred stock dividend requirements ..............   $      1    $      1    $      1    $   --      $   --

Ratio of earnings from continuing operations
  before provisions for income taxes to earnings
  from continuing operations .......................       1.44        1.46        1.41        --          --
                                                       --------    --------    --------    --------    --------
Preferred stock dividend factor on pre-tax basis ...          1           1           1        --          --
Fixed charges ......................................      7,584       6,906       4,754       3,723       3,872
                                                       --------    --------    --------    --------    --------
Total fixed charges and preferred stock dividend
  requirements .....................................   $  7,585    $  6,907    $  4,755    $  3,723    $  3,872
                                                       ========    ========    ========    ========    ========
Ratio of earnings to combined fixed charges and
  preferred stock dividends ........................       1.55        1.53        1.65        1.63        1.46
                                                       ========    ========    ========    ========    ========